Execution Copy

This Agreement must be executed and delivered to the Company (Attn: Philip K. Yachmetz, Senior Vice President & General Counsel) on or before June 21, 2011, but not prior to May 30, 2011.

SEPARATION AND GENERAL RELEASE AGREEMENT

     This Separation and General Release Agreement (the "Agreement") is entered into between PAUL R. HAMELIN, with an address at 2998 South Lake Leelanau Road, Lake Leelanau, Michigan 49653 ("Executive") and SAVIENT PHARMACEUTICALS, INC., a Delaware corporation with an address at One Tower Center, 14th Floor, East Brunswick, New Jersey 08816 (the “Company”). The Company, together with its past, present and future parent entities, subsidiaries, affiliated entities, related companies and divisions and each of the respective past, present and future officers, directors, employees, shareholders, members, partners, trustees, employee benefit plans (and such plans' fiduciaries, agents, administrators and insurers), attorneys, and agents (individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Agreement as the "Released Parties."

RECITALS:

     A. The Company and Executive entered into an employment agreement, effective as of May 23, 2006 (the "Original Employment Agreement"). The Original Employment Agreement was amended by separate amendments to employment agreement by and between the Company and Executive, effective as of February 15, 2008 and December 19, 2008 (the "Employment Agreement Amendment", or individually the “First Employment Agreement Amendment” and “Second Employment Agreement Amendment”, respectively). The Original Employment Agreement, as amended by the Employment Agreement Amendment, shall be referred to in this Agreement as the "Employment Agreement." Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Employment Agreement. This Agreement is first presented to Executive on April 1, 2011.

     B. The Board of Directors of the Company (the "Board") and Executive have mutually agreed and determined that Executive shall separate from his position as the Company's President and from his employment with the Company, effective May 30, 2011.

     C. Notwithstanding the mutual agreement between the Company and Executive regarding his separation from his employment with the Company, the Company has agreed to treat the Executive's separation from employment, for purposes of advance notice of termination and Severance Benefits, as an involuntary termination by the Company without Cause pursuant to Section 7.4 of the Employment Agreement; provided, however, as a condition to Executive's receipt of the payments and benefits set forth in Sections 7.4(b)(1)-(3) of the Employment Agreement and Section 2 hereof, Executive is required to (i) execute, deliver (within the time frames provided), and not revoke this Agreement, and (ii) complete, to the satisfaction of the Company, the transition of Executive’s duties and responsibilities and assistance as specified in Section 1(B).

     D. Accordingly, pursuant to a Notice of Termination dated April 1, 2011 (the "Notice Date"), the Company invoked Section 7.4 of the Employment Agreement and terminated Executive's employment with the Company without Cause, effective May 30, 2011.

     E. The Executive has requested, after conferring with his legal counsel, that the severance payments described herein not be subject to the "six month delay" applicable to "specified employees" as described in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and accordingly that such severance payments to be paid to the Executive hereunder should commence as described herein and without the imposition of an "additional tax" under such Section 409A.

     F. Each of the parties hereto believes it to be in their respective best interests to enter into an agreement to set forth the terms of their respective rights and obligations relating to the Executive's separation from the Company.

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Separation of Employment; Termination of Employment Agreement; Transition Period. (A) Effective as of the close of business on May 30, 2011 (the "Effective Date of

Termination"), Executive's employment with the Company will terminate. Accordingly, Executive acknowledges and understands that the Employment Agreement and his employment with the Company under the Employment Agreement or otherwise will automatically terminate on the Effective Date of Termination and that his last day of employment with the Company will be the Effective Date of Termination. Executive understands and agrees that, notwithstanding the termination of the Employment Agreement and Executive's employment with the Company, Executive's obligations pursuant to Article 13 (Confidentiality and Non-Competition) of the Employment Agreement (as so renumbered pursuant to the First Employment Agreement Amendment) shall survive such termination and remain in full force and effect (the "Surviving Employment Agreement Provisions"). Executive acknowledges and agrees that, except as otherwise specifically provided in this Agreement, Executive has received all compensation and benefits to which Executive is entitled under the Employment Agreement or otherwise as a result of Executive's employment with the Company. Executive understands that, except as otherwise specifically provided in this Agreement, Executive is entitled to nothing further from any of the Released Parties, including reinstatement by the Company. The Company and the Executive hereby agree that Section 9.1(e) of the Employment Agreement Amendment is hereby terminated and of no further force or effect, and the Company and the Executive further agree that in the event that it is determined that any payment made or benefit provided to the Executive hereunder is subject to an "additional tax" or penalty under Section 409A of the Code, then notwithstanding any provision of this Agreement, the Employment Agreement, or any other agreement between the parties, such taxes, penalties and other related amounts shall be the sole liability and obligation of the Executive.

     (B) The Company and Executive hereby agree that for the period leading up to the Effective Date of Termination, Executive shall continue to act as the President of Company reporting to and under the direction of the Chief Executive Officer of the Company and shall devote substantially his full time, attention and energies to (i) the transition of the Company’s business to John H. Johnson, Chief Executive Officer of the Company (the “CEO”) and other employees of the Company as he may designate, and (ii) assisting with the Company’s commercial launch plans for KRYSTEXXA, as directed by and in collaboration with the Chief Executive Officer (the “Transition Services”). Executive’s receipt of the Post-Termination Payments and Benefits provided for under Section 2 hereof is expressly conditioned upon his satisfactorily completing and performing such Transition Services as determined in the sole discretion of the Company and the CEO.

2.	Post-Termination Payments and Benefits

(A) Pursuant to Section 7.4 of the Employment Agreement and by mutual agreement between the Company and Executive, the Company shall provide Executive with the following:

     (i) as additional consideration for, and subject to, Executive's execution, delivery, and non-revocation of this Agreement:

     (a) in accordance with Sections 7.4(b)(1) and 7.4(b)(2) of the Employment Agreement, cash payments in the aggregate amount of $1,284,050 (less applicable withholdings and customary payroll deductions, excluding 401(k) contributions) (the "Severance Amount"). The Severance Amount shall be payable to the Executive as follows:

     (1) an aggregate amount equal to $1,239,050.00 (the "Severance Installments") shall be paid in thirty-six (36) semi-monthly installments, of $34,418.06 each (less applicable withholdings and other customary payroll deductions, excluding 401(k) contributions), payable on the 15th and 30th days of each calendar month commencing immediately following the effectiveness of this Agreement; and

     (2) an amount equal to $45,000 (less applicable withholdings and customary payroll deductions, excluding 401(k) contributions), payable in a lump sum on May 31, 2012;

     (b) continuation of welfare benefits of medical, dental, and life insurance coverage for a period of eighteen (18) months following the Effective Date of Termination, in accordance with, and subject to the terms, conditions, and limitations set forth in, Section 7.4(b)(3) of the Employment Agreement, which continuation of coverage shall satisfy Executive's rights under COBRA;

     (ii) (a) Notwithstanding anything to the contrary in any equity compensation plan or stock option award agreement and Section 7.4(b)(4) of the Employment Agreement, (1) the vesting of 37,500 shares of stock options previously granted to you and now scheduled to vest on December 19, 2011 will be accelerated and will vest upon the Effective Date of Termination, and (2) your stock options vested as of the Effective Date of Termination will remain exercisable until November 30, 2011, after which they will cease to be exercisable. (b) Except as set forth in Section 2(A)(ii)(a) immediately above, any equity awards granted to Executive by the Company prior to the Effective Date of Termination will be governed as set forth in the respective equity compensation plans and award agreements;

     (iii) in accordance with Section 7.4(b)(5) of the Employment Agreement, Executive's Base Salary that was earned (but not yet paid) through the Effective Date of Termination, together with payment for Executive's twenty (20) accrued, but unused, vacation days through the Effective Date of Termination, if any, shall be paid to Executive on the next regular paydate following the Effective Date of Termination; and

     (iv) all other benefits (excluding severance plans, policies and programs, if any) to which Executive has a vested right as of the Effective Date of termination shall be paid and/or provided in accordance with the terms of such applicable plans or programs.

     (B) In accordance with Article 14 (Outplacement Assistance) of the Employment Agreement (as so renumbered pursuant to the Employment Agreement Amendment), the Company shall reimburse Executive for the costs of all outplacement services obtained by Executive within the one (1) year period after the Effective Date of Termination, which reimbursement shall be made no later than May 31, 2011; provided, however, that the maximum aggregate amount of such reimbursement shall not exceed $42,100.00.

Notwithstanding anything contained in this Section 2 to the contrary, Executive shall not be entitled to the payments or benefits set forth in Section 2(A)(i), 2(A)(ii) and 2(B) of this Agreement if Executive's employment is terminated by the Company for Cause prior to the Effective Date of Termination. Further, Executive's entitlement to the payments and benefits set forth in Section 2(A)(i) of this Agreement shall be subject to Executive's execution, delivery, and non-revocation of this Agreement in accordance with the terms provided herein and therein.

Executive acknowledges and agrees that the payments and benefits set forth in this Section 2 shall fully satisfy any and all obligations of the Company pursuant to Sections 7.4 and 14.1 of the Employment Agreement or otherwise in connection with the termination of Executive's employment with the Company without Cause.

3.	General Releases.

(A) Executive General Release of Released Parties. In consideration of the release by the Company set forth in Section 3(B) of this Agreement below, and the Company’s covenant not to sue the Executive set forth in Section 4(B) of this Agreement below, Executive hereby unconditionally and irrevocably releases, waives, discharges, and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Executive may have against any of the Released Parties, arising on or prior to the date of Executive's execution and delivery of this Agreement to the Company. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement (including, without limitation, the Employment Agreement), offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the States of New Jersey, Delaware or any other state and the United States, including, but not limited to, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans

Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act ("ADEA"), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the Michigan Civil Rights Act, the Michigan Persons with Disabilities Civil Rights Act, the Michigan Polygraph Protection Act, the Michigan Whistleblowers' Protection Act, the Michigan Clean Indoor Air Act, the Michigan Military Discrimination Law, the Michigan Occupational Health and Safety Act, the Michigan Juror Protection Law and the Michigan Veterans' Preference Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This Section 4(A) releases all Claims including those of which Executive is not aware and those not mentioned in this Agreement. Executive specifically releases any and all Claims arising out of the Employment Agreement or the termination thereof and Executive’s employment with Company or separation therefrom. Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is releasing and waiving any and all Claims, including, without limitation, Claims that Executive may having arising under ADEA, which have arisen on or before the date of Executive’s execution and delivery of this Agreement to Company. Notwithstanding the foregoing, nothing in this Section 4(A) shall be deemed to release the Company from its obligations arising under this Agreement or the Indemnity Agreement between the Company and Executive dated February 15, 2006 (the "Indemnity Agreement') or any of the Executive's existing rights under the Company's charter or by-laws.

     (B) Company's General Release of Executive. Except as otherwise specifically set forth in this Agreement, in consideration of the release by Executive set forth in Section 3(A) of this Agreement above and the Executive’s covenant not to sue the Released Parties set forth in Section 4(A) of this Agreement above, the Company hereby irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Company Claims (as defined below) that the Company may have against Executive arising on or prior to the date of the Company's execution and delivery of this Agreement to the Executive “Company Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, fees and costs, attorneys' fees, losses, penalties, damages, including damages arising, directly or indirectly, out of any promise, agreement, contract, understanding, common law, tort, the laws, statutes and/or regulations of the States of New Jersey, Delaware or any other state and the United States that the Company may have against Executive, whether arising directly or indirectly from any act or omission, whether intentional or unintentional, including, without limitation, claims arising out of (i) the Employment Agreement and/or the termination of the Employment Agreement or otherwise arising out of Executive’s employment with the Company or separation of Executive’s employment with the Company; or (ii) Executive’s position as an officer and/or member of any committee of the Company or any of its affiliates or Executive’s termination from such positions. Except as otherwise specifically set forth in this Section 3(B), this Section 3(B) releases all Company Claims including those of which the Company is not aware and those not mentioned in this Agreement. Notwithstanding the foregoing, nothing in this Section 3(B) shall be deemed to release Executive from Company Claims that relate to (i) the obligations of Executive under this Agreement, (ii) the obligations of Executive pursuant to the Surviving Employment Agreement Provisions or the Confidentiality Agreement, or (iii) any and all actions and claims by the Company against Executive for contribution and/or indemnification of any action or claim brought by any third party person arising out of Executive's acts or omissions while employed by the Company, unless such action and/or claim by the Company for contribution and/or indemnification is precluded by the Indemnification Agreement or the Company's charter or by-laws.

Executive acknowledges that Executive is not otherwise entitled to receive the release of Company Claims set forth in this Section 3(B) or the Company’s covenant not to sue Executive set forth in Section 4(B) above and acknowledges that nothing in this Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties. Executive agrees that Executive will not seek anything further from any of the Released Parties.

4.	Representations; Covenant Not to Sue.

(A) Executive hereby represents and warrants to the Released Parties that Executive has not: (i) filed, caused or permitted to be filed any pending proceeding (nor has Executive lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Executive agreed to do any of the foregoing; (ii) assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Agreement; or (ii) directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 12 below, Executive covenants and agrees that he shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties.

     (B) The Company hereby represents and warrants that the Company has not (i) filed, caused or permitted to be filed any pending proceeding (nor has the Company lodged a complaint with any governmental or quasi-governmental authority) against Executive, nor has the Company agreed to do any of the foregoing, (ii) assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Company Claim against Executive which has been released in this Agreement, and (iii) directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Company Claim against Executive. Except as may otherwise be required by law, the Company covenants and agrees that the Company shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by itself or any third party of a proceeding or Company Claim against Executive based upon or relating to any Company Claim released by the Company in this Agreement.

5. Who is Bound. The Company and Executive are bound by this Agreement. Anyone who succeeds to Executive's rights and responsibilities, such as the executors of Executive's estate, is bound, and anyone who succeeds to the Company's rights and responsibilities, such as its successors and assigns, is also bound.

6. Cooperation With Investigations/Litigation. Executive agrees to reasonably cooperate in any Company investigations and/or litigation regarding events that occurred during Executive’s tenure with the Company. The Company will reimburse Executive for reasonable expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement and provides satisfactory documentation of the expenses.

7. Non-Disparagement; Surviving Employment Provisions; Confidentiality Agreement; Confidentiality.

     (A) Executive agrees not to make any defamatory or derogatory statements concerning any of the Released Parties. The Company agrees not to make any defamatory or derogatory statements concerning the Executive. Provided inquiries are directed to the Company's Human Resources Department, the Company shall disclose to prospective employers information limited to Executive's dates of employment and last position held by Executive.

     (B) Executive understands and agrees that the Surviving Employment Agreement Provisions and Executive's obligations pursuant to the Confidentiality Agreement survive the termination of the Employment Agreement and Executive's employment with the Company and represents and warrants that he has at all times been in compliance with his obligations pursuant to the Surviving Employment Agreement Provisions and the Confidentiality Agreement. Executive also agrees that the amounts paid to Executive and all of the other terms of this Agreement shall be kept confidential. Executive shall not reveal the amounts paid to Executive or the other terms of this Agreement to anyone, except to Executive’s immediate family, legal and financial advisors and then only after securing the agreement of such individual to maintain the confidentiality of this Agreement, or in response to a subpoena or other legal process, after reasonable notice has been provided to the Company sufficient to contest the disclosure.

8. Company Property. Without limitation of Executive's obligations pursuant to the Surviving Employment Agreement Provisions and the Confidentiality Agreement, Executive represents that he has returned all Company property in Executive’s possession, custody or control, including, but not limited to, all Company equipment, laptop computers, personal digital assistants, cell phones, pass codes, keys, swipe cards, documents or other materials that Executive received, prepared, or helped prepare. Executive represents that Executive has not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof of Company’s documents.

9. Remedies. If Executive breaches Section 4(A) of this Agreement, or takes any action that violates or is inconsistent with the release of claims in favor of the Company set forth in Section 3(A), it shall constitute a material breach of this Agreement and, in addition to and not instead of the Released Parties’ other remedies hereunder or otherwise at law or in equity, then (i) the release of Company Claims set forth in Section 3(B) of this Agreement above and the Company's covenant not to sue Executive set forth in Section 4(B) of this Agreement above shall automatically be rescinded and of no further force and effect and (ii) no further payments under Section 2(A)(i) hereunder shall be made to the Executive. The foregoing shall not be deemed to limit or preclude the Company from enforcing any other term or provision of this Agreement, or the terms of the Surviving Employment Agreement Provisions or the Confidentiality Agreement, in each case in accordance with the terms of such agreements or under applicable law. If the Company breaches Section 4(B) of this Agreement, it shall constitute a material breach of this Agreement and, in addition to and not instead of the Executive’s other remedies hereunder, or otherwise at law or in equity, the release of Claims set forth in Section 3(A) of this Agreement above and the Executive’s covenant not to sue the Company set forth in Section 4(A) of this Agreement above shall automatically be rescinded and of no further force and effect.

10. Construction of Agreement. In the event that one or more of the provisions contained in this Agreement, the Surviving Employment Agreement Provisions, or the Confidentiality Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Agreement, the Surviving Employment Agreement Provisions or the Confidentiality Agreement, but this Agreement, the Surviving Employment Agreement Provisions and the Confidentiality Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein. If it is ever held that any restriction hereunder, under the Surviving Employment Agreement Provisions or under the Confidentiality Agreement is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Agreement, the Surviving Employment Agreement Provisions, the Confidentiality Agreement and any and all matters arising directly or indirectly herefrom or therefrom shall be governed under the laws of the State of New Jersey, without reference to choice of law rules. The Company and Executive consent to the sole jurisdiction of the federal and state courts of New Jersey. THE COMPANY AND EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

11.	Acknowledgments. The Company and Executive acknowledge and agree that:

(A) By entering in this Agreement, Executive does not waive any rights or Claims that may arise after the date that Executive executes and delivers this Agreement to Company;

     (B) This Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar state agency to enforce applicable laws, and further acknowledge and agree that this Agreement shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar state agency. Accordingly, nothing in this Agreement shall preclude Executive from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar state agency, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

     (C) Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall affect or be used to interfere with Executive’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Agreement; and

     (D) Nothing in this Agreement shall preclude Executive from exercising Executive’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, (ii) Company’s 401(k) plan; or (iii) the Company's 2004 Incentive Plan.

12.	Opportunity for Review.

(A) Executive represents and warrants that Executive: (i) has had sufficient opportunity to consider this Agreement; (ii) has read this Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Executive; (v) has entered into this Agreement of Executive’s own free will and volition; (vi) has duly executed and delivered this Agreement; (vii) understands that Executive is responsible for Executive’s own attorney’s fees and costs; (viii) has had the opportunity to review this Agreement with counsel of Executive’s choice or has chosen voluntarily not to do so; (ix) understands the Executive has been given twenty-one (21) days to review this Agreement before signing this Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Agreement; (x) understands that if Executive does not sign and return this Agreement to the Company (Attn: Philip K. Yachmetz, Senior Vice President & General Counsel) on or before June 21, 2011 the Company shall have no obligation to enter into this Agreement, Executive shall not be entitled to the payments set forth in Section 3(A)(i) of this Agreement, the release of Company Claims set forth in Section 4(B) of this Agreement or the Company's covenant not to sue Executive pursuant to Section 5(B) of this Agreement, and the Effective Date of Termination shall be unaltered; and (xi) understands that this Agreement is valid, binding and enforceable against the parties to this Agreement in accordance with its terms.

     (B) This Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to the Company (Attn: Philip K. Yachmetz, Senior Vice President & General Counsel) by Executive. The parties to this Agreement understand and agree that Executive may revoke this Agreement after having executed and delivered it to Company by so advising Company (Attn: Philip K. Yachmetz, Senior Vice President & General Counsel) in writing no later than 11:59 p.m. on the seventh (7th) day after Executive’s execution and delivery of this Agreement to the Company. If Executive revokes this Agreement, it shall not be effective or enforceable, Executive shall not be entitled to the payments set forth in Section 3(A)(i) of this Agreement, the release of Company Claims set forth in Section 4(B) of this Agreement or the Company's covenant not to sue Executive pursuant to Section 5(B) of this Agreement, and the Effective Date of Termination shall be unaltered.

Agreed to and accepted by, on this 30th day of May, 2011.

Witness:

/s/

EXECUTIVE: /s/ Paul R. Hamelin Paul R. Hamelin

Agreed to and accepted by, on this 30th day of May, 2011.

SAVIENT PHARMACEUTICALS, INC.

/s/ John H. Johnson John H. Johnson